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                                                                   EXHIBIT 10.11

                                         Unocal Corporation
                                         2141 Rosecrans Avenue Suite 4000
                                         El Segundo, CA 90245
                                         Telephone (310) 726-7601


                             UNOCAL [UNOCAL LOGO]

                                         November 15, 1996

Roger C. Beach
Chairman of the Board
and Chief Executive Officer



Dear Larry:


The information below clarifies what benefits Unocal will provide you in the event of a 76 Products Company sale. The program is a personalized "special" arrangement that I have approved specifically for you; it reflects significantly greater benefits than would be provided to any other 76 Products Company employee. This program will apply only upon the sale of at least 50% of the 76 Products Company or another transaction in which the assets of that entity are not controlled by Unocal. The program is in lieu of any other exit incentive or redeployment program that might otherwise be available. The following describes the elements of the program:

 . RETENTION INCENTIVE PROGRAM
  ---------------------------

You will be paid 24 months of base pay and targeted ICP bonuses covering the same 24 month period within three months following the sale closing date. This provision is intended to assure your total dedication to Unocal in the interim period prior to a sale completion. If you continue in the employment of Unocal with equivalent base pay and targeted ICP bonus or decline an offer to do so after a sale completion, this Retention Incentive would not be paid. This will
-----   ---------------
be in lieu of any normal ICP bonus for 1997.

 . INCENTIVE BONUS PROGRAM
  -----------------------

As an additional incentive to help assure a smooth and successful transition to a new organization, you will be entitled to receive 12 months of base pay and targeted ICP bonus, to be paid in lieu of any other ICP award for your last calendar year with Unocal. This benefit is only payable in the event of your not being offered equivalent Unocal employment.


                                   Sincerely,



                                 /s/ Rog Beach